Thor Announces Sale Of Bus Business For $100 Million

ELKHART, Ind., July 31, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced that it has entered a definitive agreement to sell its bus business to Allied Specialty Vehicles (ASV) for $100 million in cash, subject to closing adjustments. The sale is subject to customary closing conditions and is expected to be completed by November 1, 2013.

"Although the bus business has been a valuable part of Thor, this transaction allows us to focus on maintaining and growing our leadership position in our core recreation vehicle (RV) business," said Peter B. Orthwein, Thor Chairman. "From an investor perspective, divesting the bus business will simplify our overall operations and solidify Thor's position as the leading company in the RV industry which is recovering strongly. Pursuing the strategic development of our RV business enables us to drive growth in sales and earnings, ultimately delivering improved value for our shareholders."

Thor's bus business includes Champion Bus, Inc., General Coach America, Inc., Goshen Coach, Inc., El Dorado National California, Inc., and El Dorado National Kansas, Inc., which combined represent one of the largest producers of transit and shuttle buses in North America with bus segment sales of approximately $450 million for the fiscal year ended July 31, 2013.

"We are excited to add the Thor bus business to our diverse line up of specialty vehicles," said Peter Guile, President and CEO of Allied Specialty Vehicles. "We view the opportunity to expand our business into the transit and shuttle bus markets as a key initiative in broadening our markets and providing products that meet the needs of our dealers and end consumers. We are eager to welcome these new bus brands to the ASV family."

Thor will continue to own and operate the bus business until the closing date of the sale. As a result of the decision to pursue a divestment of the bus business, Thor will report the financial results of the bus business as discontinued operations in its upcoming annual report filed on Form 10-K with the Securities and Exchange Commission, which the Company expects to file in late September. The Company does not anticipate any impairment to goodwill or intangible assets of the bus business as a result of the sale.

Thor expects to report preliminary sales for its fiscal fourth quarter and full year ended July 31, 2013 on Monday, August 5, 2013.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreation vehicles and a major builder of commercial buses.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, the level of state and federal funding available for transportation, interest rate increases, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, asset impairment charges, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended April 30, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Investor Relations, (574) 970-7912, jtryka@thorindustries.com